EXHIBIT 99.1
For Immediate release:
                                                            Contact: Warren R. Wilkinson
                                                                                                   Republic Airways Holdings
                                                                                               Tel. (317) 484- 6042

Republic Airways Holdings Announces Third Quarter 2004 Earnings

Indianapolis, Indiana, (October 19, 2004) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $137.9 million for the quarter ended September 30, 2004, a 27.1% increase, compared to $108.5 million for the same period last year.  The Company also reported net income of $10.0 million for the quarter ended September 30, 2004, or $0.38 per diluted share, compared to $3.1 million of net income or $0.15 per diluted share for the same period last year.  The third quarter of 2003 included a charge of $5.7 million (after-tax) for accrued aircraft return costs related to the disposition of turboprop aircraft. The primary items of significance affecting the third quarter of 2004 are outlined below:

Total operating revenues for the third quarter of 2004 increased primarily as a result of an 18.6% increase in available seat miles (ASMs) and a 22.1% increase in block hours. These increases reflect the addition of 18 regional jet aircraft that were placed into service since September 30, 2003.

Total operating expenses per ASM for the third quarter of 2004, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners) of $29.2 million or 2.63¢ per ASM, decreased approximately 7.3% to 8.29¢ from 8.94¢ for the same quarter of 2003.

Total ASMs for the third quarter of 2004 increased 18.6% from the third quarter of 2003 and block hours increased 22.1%, primarily as a result of the Company increasing its fleet of Embraer 135/140/145 aircraft to 96 (37 Delta, 9 United, 15 American and 35 US Airways) as of September 30, 2004, from 78 aircraft as of September 30, 2003.  During the quarter, the Company took delivery of ten regional jet aircraft consisting of six 50-seat aircraft, two 37-seat aircraft and two 70-seat aircraft. During the third quarter of 2004, the Company generated 1.1 billion ASMs, compared to 0.9 billion ASMs during the same period of 2003.

On September 12, 2004, US Airways filed a petition for Chapter 11 bankruptcy protection. The Company recorded a $3.2 million (pre-tax) reserve for unpaid amounts related to pre-petition amounts due. This charge is included in other operating expenses. The Company has been paid for all amounts due post petition in accordance with contractual terms and continues to operate its normal flight schedule.

During the quarter ended September 30, 2004, the Company experienced significant disruption to its operations due to hurricane activity in the southeastern United States. As a result, the Company was forced to cancel approximately 1,100 flights during the quarter. These cancellations negatively impacted ASM production and operational results for the quarter.

At September 30, 2004, the Company had approximately $49.7 million in cash and marketable securities compared to $21.5 million as of December 31, 2003.  During the quarter, the Company took delivery of ten Embraer regional jet aircraft, consisting of six 50-seat aircraft, two 37-seat aircraft and two 70-seat aircraft and entered into debt financing arrangements for seven of these aircraft and lease financing arrangements for three aircraft.  The Company’s long-term debt increased to $586.6 million as of September 30, 2004, compared to $437.6 million at December 31, 2003. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $534.5 million as of September 30, 2004.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company. Its principal operating subsidiary, Chautauqua Airlines was named 2004 Regional Airline of the Year by Air Transport World and 2003 Regional Airline of the Year by Regional Airline World. The airline is celebrating its thirtieth anniversary of scheduled commercial passenger service.

Chautauqua Airlines offers scheduled passenger service on more than 650 flights daily to 70 cities in 30 states, Canada and the Bahamas through code sharing agreements with four major U.S. airlines. The all-jet airline currently operates a fleet of 98 Embraer regional jets, including 2 ERJ 170s, 64 ERJ-145s, 15 ERJ-140s and 17 ERJ-135s. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline employs more than 2,200 aviation professionals.

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The Company will conduct a telephone briefing to discuss its third quarter results today at 1:30 p.m. EDT. A live Webcast of this briefing will be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, that: Republic Airways is dependent on its code-share relationships with its major partners; US Airways has filed for bankruptcy and they may reject or modify our contract with them in which event our results of operations could be materially adversely affected; terrorist attacks have harmed Republic Airways’ business in the past and may harm its business in the future; Republic Airways’ code-share agreements with United and/or US Airways will be terminated if United and/or US Airways does not emerge from bankruptcy; One or more of Republic Airways’ other code share partners may file a bankruptcy petition; Republic Airline, a wholly owned subsidiary, requires an operating certificate before it can commence flying operations; if the financial strength of any of Republic Airways’ code-share partners decreases, Republic Airways’ financial strength is at risk; Republic Airways’ code-share partners may expand their direct operation of regional jets thus limiting the expansion of Republic Airways’ relationship with them; any labor disruption or labor strikes would adversely affect Republic Airways’ ability to conduct its business; Republic Airways’ current growth plans may be materially affected by substantial risks, some of which are outside of Republic Airways’ control; Republic Airways’ code-share partners may be restricted in increasing the level of business that they conduct with Republic Airways, thereby limiting its growth; Republic Airways’ fleet expansion program will require a significant increase in Republic Airways’ leverage and the financing it requires may not be available on favorable terms or at all; Republic Airways depends on Embraer to supply Republic Airways with the aircraft it requires to expand; reduced utilization levels of Republic Airways’ aircraft under the fixed-fee agreements would adversely impact its revenues and earnings; increases in Republic Airways’ labor costs, which constitute a substantial portion of Republic Airways’ total operating costs, will directly impact Republic Airways’ earnings; Republic Airways’ business could be harmed if Republic Airways loses the services of its key personnel; Republic Airways may experience difficulty finding, training and retaining employees; Republic Airways flies and depends upon Embraer regional jets and Republic Airways’ business is at risk if it does not receive timely deliveries of aircraft or if the public negatively perceives Republic Airways’ aircraft; Republic Airways is at risk of losses stemming from an accident involving any of its aircraft; Republic Airways will be controlled by Wexford Capital as long as they own or control a majority of its common stock, and they may make decisions with which other stockholders disagree; Republic Airways may have conflicts of interest with Wexford Capital, and because of their controlling ownership, Republic Airways may not be able to resolve these conflicts on an arm’s length basis; the airline industry has been subject to a number of strikes which could affect Republic Airways’ business; the airline industry is highly competitive; airlines are often affected by certain factors beyond their control, including weather conditions which can affect their operations; the airline industry has recently gone through a period of consolidation and transition; consequently, Republic Airways has fewer potential partners; and the airline industry is heavily regulated.

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REPUBLIC AIRWAYS HOLDINGS, INC. CONSOLIDATED STATEMENTS OF INCOME (Dollars and Shares in Thousands, Except per Share Amounts) (Unaudited)
Financial Highlights	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
OPERATING REVENUES
Passenger	$136,505	$107,116	$375,648	$297,981
Contract Termination Fee	0	0	0	6,000
Other	1,377	1,356	6,123	4,318
Total operating revenues	137,882	108,472	381,771	308,299

OPERATING EXPENSES
Wages and benefits	25,816	21,511	73,883	54,240
Aircraft fuel	29,220	19,219	76,536	55,345
Landing fees	5,102	4,379	14,475	11,620
Aircraft and engine rent	16,828	14,601	49,043	43,809
Maintenance and repair	13,828	10,493	39,363	30,152
Insurance and taxes	3,298	3,349	9,124	9,670
Depreciation and amortization	8,452	6,334	23,429	16,526
Impairment loss and accrued aircraft return costs	0	9,460	0	10,160
Other	12,273	7,581	28,212	20,280
Total operating expenses	114,817	96,927	314,065	251,802
OPERATING INCOME	23,065	11,545	67,706	56,497

OTHER INCOME (EXPENSE)
Interest expense	(6,541)	(6,069)	(18,636)	(15,720)
Other income	217	149	545	420
Total other income (expense)	(6,324)	(5,920)	(18,091)	(15,300)

INCOME BEFORE INCOME TAXES	16,741	5,625	49,615	41,197

INCOME TAX EXPENSE	6,696	2,515	19,846	16,744

NET INCOME	10,045	3,110	29,769	24,453

PREFERRED STOCK DIVIDENDS	0	0	0	(169)

NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS	10,045	3,110	29,769	24,284
PER SHARE, BASIC	$0.39	$0.15	$1.32	$1.21
PER SHARE, DILUTED	$0.38	$0.15	$1.28	$1.17
Weighted Average Common Shares
Basic	25,509	20,000	22,619	20,000
Diluted	26,203	20,822	23,219	20,827

Unaudited Operating Highlights
Operating Highlights	Three Months Ended September 30			Nine Months Ended September 30
	2004	2003	Change	2004	2003	Change
Passengers carried	1,629,478	1,260,068	29.3%	4,401,171	3,296,255	33.5%
Revenue passenger miles (000)	746,288	600,213	24.3%	2,106,406	1,551,654	35.8%
Available seat miles (000)	1,111,571	937,521	18.6%	3,192,134	2,461,756	29.7%
Passenger load factor	67.1%	64.0%	3.1 pts	66.0%	63.0%	3.0 pts
Cost per available seat mile (cents)	10.92	10.99	(0.6%)	10.42	10.87	(4.1%)
Fuel cost per available seat mile	2.63	2.05	28.3%	2.40	2.25	6.7%
Block hours	84,765	69,427	22.1%	239,417	182,470	31.2%
Average daily utilization of each aircraft (hours)	10:21	10:18	0.5%	10:34	10:05	4.9%
Average aircraft stage length	451	472	(4.4%)	471	465	1.3%

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